Exhibit 23-c
CONSENT OF COUNSEL
     We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption “Tax Consequences” in the Prospectus related to this Registration Statement on Form S-8 filed by Rockwell Automation, Inc.
/s/ Chadbourne & Parke LLP
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
March 31, 2008